Exhibit 99.1
FOR IMMEDIATE RELEASE
Motorcar Parts of America, Inc. Announces $40 Million
Private Placement Financing
LOS ANGELES, CA., May 18, 2007 — Motorcar Parts of America, Inc. (“MPA”) (OTC: MPAA.PK), a leading provider of remanufactured alternators and starters for the automotive aftermarket, announced today that it has entered into an agreement with certain accredited investors for the private placement of 3.64 million shares of its common stock at a price of $11.00 per share, for anticipated aggregate gross proceeds of $40,061,000. In connection therewith, MPA will issue warrants to purchase up to 546,283 shares of its common stock at an exercise price of $15.00 per share that are callable by MPA under certain conditions. The closing is expected to be as soon as practicable. The proceeds will be used for general corporate purposes.
The shares and warrants will not be registered under the Securities Act, or any state securities laws, and will be sold and issued in a private placement transaction under Regulation D. Unless the shares and warrants are registered, they may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. MPA is obligated to register the shares, including the shares issuable upon exercise of the warrants, for resale on a registration statement to be filed on or prior to July 31, 2007. Additional information about the private placement financing is set forth in the company’s Current Report on Form 8-K filed with the Securities and Exchange Commission today.
Under its credit agreement with Union Bank of California, N.A., MPA is subject to certain loan covenants. On May 16, 2007, in connection with the private placement financing, Union Bank notified MPA that the bank has agreed to waive certain violations of those covenants subject to the closing of the financing.
Selwyn Joffe, Chairman, President and CEO of MPA, stated, “I am excited with our enhanced working capital base. MPA is now financially much stronger and is in a position to deploy some of this working capital to enhance our growth and assure successful completion of our off-shore initiative.” Joffe also said, “We are thrilled with the quality and diversity of our enhanced shareholder base.”
About MPA
Motorcar Parts of America, Inc. is a leading remanufacturer of replacement alternators and starters for imported and domestic cars and light trucks in the United States and Canada. MPA has facilities in the United States in Torrance, California, and Nashville, Tennessee, as well as in Mexico, Singapore and Malaysia. MPA’s websites are located at www.motorcarparts.com and www.quality-built.com.
Disclosure Regarding Private Securities Litigation Reform Act of 1995
This press-release contains certain forward-looking statements with respect to our future performance that involve risks and uncertainties. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to: concentration of sales to certain customers, changes in our relationship with any of our customers, including the increasing customer pressure for lower prices and more favorable payment and other terms, the increasing strain on our cash position, including the significant strain on working capital associated with large core inventory purchases from customers of the type we have increasingly made, our ability to obtain any additional financing we may seek or require, our ability to achieve positive cash flows from operations, potential future changes in our previously reported results as a result of the identification and correction of errors in our accounting policies or procedures or the Securities and Exchange Commission’s review of our previously filed public reports, lower revenues than anticipated from new and existing contracts, our failure to meet the financial covenants or the other obligations set forth in our bank credit agreement and the bank’s refusal to waive any such defaults, any meaningful difference between projected production needs and ultimate sales to our customers, increases in interest rates, changes in the financial condition of any of our major customers, the impact of high gasoline prices, the potential for changes in consumer spending, consumer preferences and general economic conditions, increased competition in the automotive parts industry, difficulty in obtaining component parts or increases in the costs of those parts, political or economic instability in any of the foreign countries where we conduct operations, unforeseen increases in operating costs and other factors discussed herein and in our other filings with the Securities and Exchange Commission.

For more information, contact:

Crocker Coulson	Selwyn Joffe
President	Chairman, President & CEO
CCG Investor Relations	Motorcar Parts of America, Inc.
(310) 231-8600 ext. 103	(310) 972-4005
crocker.coulson@ccgir.com
or
Elaine Ketchmere, VP Financial Writing
elaine.ketchmere@ccgir.com
(310) 231-8600 ext. 119